Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO THE SECOND AMENDED AND RESTATED CERTIFICATE OF

INCORPORATION OF
ENSERVCO CORPORATION

(A Delaware Corporation)

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, the undersigned, being the President and Chief Financial Officer of Enservco Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify that the following resolutions were adopted by the Corporation’s Board of Directors and its stockholders as hereinafter described:

RESOLVED: Article IV, Section D of the Second Amended and Restated Certificate of Incorporation, as amended, of this Corporation is hereby amended by adding the following to the end of such Section:

4.     Upon the filing and effectiveness (the “Effective Time”), pursuant to the General Corporation Law of the State of Delaware, of this Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation of the Corporation, as amended, each fifteen (15) shares of Common Stock either issued and outstanding or held by the Corporation in its treasury immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock (the “Reverse Stock Split”). No fractional shares shall be issued in connection with the Reverse Stock Split. Stockholders who would otherwise be entitled to receive fractional shares shall be entitled to the rounding up of the fractional share to the nearest whole number. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.

 The foregoing resolutions and this Certificate of Amendment were adopted by the Board of Directors of the Corporation pursuant to board resolution approved as of November 3, 2020, in accordance with Section 141 of the Delaware General Corporation Law, and of holders of a majority of the outstanding shares of the Corporation’s voting stock at a meeting of stockholders held on June 26, 2020 in accordance with Section 242 of the Delaware General Corporation Law.

The effective date of this Certificate of Amendment shall be November 20, 2020 (for accounting purposes only).

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by its duly authorized officer this 20th day of November, 2020.

By:	/s/ Marjorie Hargrave
Name:	Marjorie Hargrave
Its:	President and Chief Financial Officer